Consent of Independent Auditors





The Board of Directors
Delta Petroleum Corporation:


We consent to the incorporation by reference in Amendment No. 5 to the registration statement on Form S-3 (No. 33-91452) of Delta Petroleum Corporation of our report dated September 18, 1998 relating to the consolidated balance sheets of Delta Petroleum Corporation and subsidiary as of June 30, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended, which report appears in the June 30, 1998 Annual Report on Form 10-KSB of Delta Petroleum Corporation, and to the reference to our firm under the heading "Experts" in the prospectus.


                                   s/KPMG Peat Marwick LLP
                                   KPMG Peat Marwick LLP



Denver, Colorado
October 9, 1998